Exhibit 99.1

Company Contact:	Press Contact:
AVI BioPharma, Inc.	Waggener Edstrom Bioscience
Michael Hubbard (hubbard@avibio.com)	Wendy Carhart (wendyc@wagged.com)
(503) 227-0554	(503) 443-7000

Investor Contacts:

Lippert/Heilshorn & Associates, Inc.
Jody Cain (jcain@lhai.com)
Brandi Floberg (bfloberg@lhai.com)
(310) 691-7100

For Immediate Release

AVI BIOPHARMA REPORTS THIRD QUARTER FINANCIAL RESULTS

Conference Call Begins Today at 11:00 a.m. Eastern Time

PORTLAND, Ore. (November 4, 2005) – AVI BioPharma, Inc. (Nasdaq: AVII) today reported financial results for the three and nine months ended September 30, 2005.

The net loss for the third quarter of 2005 was $1.7 million, or $0.04 per share, compared with a net loss of $5.1 million, or $0.14 per share, for the third quarter of 2004.  Revenues for the 2005 third quarter were approximately $3.3 million, primarily due to the recognition of $3.2 million in research contract revenue from the receipt of $3.4 million in government funding for work on viral disease research projects and higher grant revenues.  This compares with revenues of approximately $9,000 in the prior-year third quarter.

Research and development (R&D) expenses decreased to $4.1 million from $4.2 million last year, and general and administrative expenses increased to $1.1 million from $1 million in the 2004 third quarter.  Approximately $400,000 of the decrease in R&D expense was due to lower contracting costs for the production of GMP subunits, offset by increases in lab supplies and employee costs.

For the nine months ended September 30, 2005, AVI BioPharma reported a net loss of $12.1 million, or $0.28 per share, compared with a net loss of $19.8 million, or $0.55 per share, for the comparable period in 2004.  Revenues for the first nine months of 2005 were approximately $3.4 million, compared with approximately $145,000 for the comparable period in 2004.  This increase was due primarily to the recognition of $3.2 million in research contract revenue from the receipt of $3.4 million in government funding and increases in grant revenues.

R&D expenses for the nine months ended September 30, 2005 decreased to $12.2 million from $16.9 million in the prior-year period, and general and administrative expenses increased to $3.8 million from $3.3 million.  Approximately $5.5 million of the decrease in R&D expense was due to lower contracting costs for the production of GMP subunits, offset by increases in lab supplies, employee costs and clinical trial insurance.

AVI had cash, cash equivalents and short-term securities of approximately $31 million as of September 30, 2005, an increase of approximately $11.4 million from December 31, 2004.  This increase is due primarily to receipt of $22.3 million in net proceeds from a private equity financing with several institutional investors completed in January 2005, offset by $9.9 million used in operations and approximately $1.2 million used for purchases of property and equipment and patent-related costs.

The company was informed in 2004 that it had been allocated $5 million in government funding for the 2005 fiscal year for work on two viral disease research projects.  During the third quarter of 2005, AVI BioPharma was informed that this government funding will total $4.6 million.  In September 2005 the company received $3.4 million of this $4.6 million. The $3.4 million that has been received is reflected in the company’s financial statements for the third quarter of 2005.  The remaining funds have not yet been received and are not reflected in the company’s financial statements.

Also, AVI BioPharma was informed in the third quarter of 2005 that the U.S. Senate Committee on Appropriations has allocated $22 million for the company’s research and development programs as part of the 2006 fiscal year defense spending bill. The spending bill must now be approved by the full Senate, and the total amount awarded to the company is subject to change.  If approved in its current form, the spending bill would direct $22 million to the company for the continued development of technology to test for and find therapeutic agents for Ebola ($6 million) and Marburg ($6 million) viruses, and anthrax and ricin toxins ($4 million).  In addition, the allocation includes new funding for a company project to test for and find therapeutic agents for dengue virus ($6 million).  These funds have not yet been received and are not reflected in the company’s financial statements.

“This has been an exceptionally productive period as we initiated and are currently enrolling patients in clinical trials with our proprietary third-generation NEUGENE® antisense compounds for the treatment of cardiovascular restenosis and hepatitis C virus (HCV),” said Denis R. Burger, Ph.D., chief executive officer of AVI BioPharma.  “Our move into the clinic with these programs is highly gratifying as it represents advancement toward achieving our corporate goal of developing drugs for unmet medical needs with large commercial markets.

“We also reported progress with our collaborative antiviral and bioterrorism programs as our NEUGENE technology continues to demonstrate effectiveness against a broad range of potential biodefense threats,” he added.  “Our Department of Defense funded collaborative projects that include a series of testing in animal models and other preclinical work with the deadly Ebola and Marburg viruses and the ricin and anthrax toxins are producing encouraging results.  This work further highlights our capabilities in quickly developing drugs against diseases that could have an important public health impact, such as avian influenza, and our ability to successfully work with our partners in moving these programs forward.”

Product Pipeline Update

Technology Overview

AVI has developed proprietary third-generation NEUGENE antisense technology, which is characterized by a novel synthetic backbone, instead of the modified backbones of other antisense technologies.  AVI is developing products principally based on its NEUGENE antisense technology.  NEUGENE antisense compounds are designed to bind to specific disease-causing gene sequences to disable or inactivate the disease process.  AVI believes that this chemistry allows NEUGENE antisense agents to be more stable, specific, efficacious and safer than second-generation antisense compounds in clinical development by others.  NEUGENE technology is the only third-generation antisense drug technology in mid- to late-stage clinical trials.

AVI is focused in clinical development in two disease categories, namely, cardiovascular disease and infectious disease.  In addition, AVI applies its technology to certain other clinical applications that are particularly amenable to antisense drug development, namely, oncology, inflammatory diseases and genetic disorders.

In late September 2005 the company announced a new application of its proprietary NEUGENE technology, called ESPRIT™ (Exon Skipping Pre-RNA Interference Technology).  ESPRIT therapeutics allow for fine genetic surgery at the RNA processing level that could enable the deletion of disease-causing genetic sequences or the skipping of functional sequences that are over-expressed or harmful in certain diseases.  The company is applying the ESPRIT therapeutic approach in genetic disorders, including a collaborative program in muscular dystrophy, as well as to diseases with an immunologic component, such as diabetes and multiple sclerosis.

Cardiovascular Disease Program

Resten-NG® (AVI-4126) is a NEUGENE antisense drug for treating cardiovascular restenosis, the re-narrowing of a coronary artery following angioplasty.  Resten-NG inhibits the expression of the c-myc gene, which plays a key role in the development of the pathology leading to restenosis.  In a Phase II study, AVI demonstrated that Resten-NG delivered by a catheter into the site of balloon angioplasty demonstrated statistically significant efficacy in preventing restenosis as measured by angiography and intravascular ultrasound at six months.  Based on these findings AVI has acquired expertise in the cardiovascular device field, including drug-eluting stents (DES).  In September 2005 the company initiated patient enrollment in Germany for its APPRAISAL Phase II clinical study, which is designed to evaluate AVI’s Resten–MP™ in the prevention of cardiovascular restenosis when delivered intravenously in conjunction with the placement of one or more bare-metal stents.  Resten-MP is AVI-4126 delivered via intravenous injection using AVI’s patented microparticle delivery technology. In preclinical studies, Resten-MP was as effective as AVI-4126 delivered by catheters or stents in preventing cardiovascular restenosis.

Infectious Diseases Program

AVI’s infectious diseases program is extensive, encompassing research on more than 45 different viruses representing 17 viral families and involving collaborations with approximately 50 scientific investigators worldwide.  Results from these studies have enhanced AVI’s ability to design effective agents for emerging as well as for engineered pathogens.  AVI’s antiviral research program has produced antisense drugs shown to be active in preclinical studies against a range of single-stranded RNA viruses, including HCV, West Nile virus (WNV), dengue virus, SARS coronavirus, influenza virus and Ebola Zaire virus.  AVI is actively applying its experience with RNA viruses to the potential worldwide public health threat avian influenza H5N1.

AVI plans to focus its antiviral drug development program on infectious diseases that represent large market opportunities.  In late June 2005 the company announced that an Investigational New Drug (IND) application had been accepted by the U.S. Food and Drug Administration (FDA) for the treatment of HCV using the company’s NEUGENE compound AVI-4065.  In September 2005 the company announced initiation of an HCV clinical trial to assess the safety, tolerability, pharmacokinetics and viral response to treatment with AVI-4065 in healthy volunteers and patients with chronic active HCV.  The company also is collaborating with the Centers for Disease Control and Prevention (CDC) in its dengue virus program and expects dengue fever/dengue hemorrhagic fever to be the next viral program to move into clinical development.

In its WNV program the company filed an IND application with the FDA in June 2003, and in September 2003 initiated a Phase Ib clinical trial with its drug candidate AVI-4020.  This trial met its primary safety endpoint and also demonstrated a favorable pharmacokinetic profile with drug detected in cerebrospinal fluid.  In August 2004 the company initiated a clinical trial with AVI-4020 for the treatment of patients with acute WNV disease who have serious neurological impairment.  This trial remains open for enrollment for the 2005 WNV season and is referenced on the CDC and National Institute of Allergy and Infectious Diseases (NIAID) Web sites.

Bio-Defense Program

AVI has an active collaborative program with the Department of Defense in the area of bio-threats and emerging diseases.  Thus far in 2005, AVI has received approximately $3.4 million of the $4.6 million approved for ongoing programs in drug development for the highly lethal Ebola and Marburg viruses and countermeasures for ricin and anthrax toxins.  AVI has recently been notified that it has a preliminary allocation of fiscal 2006 of $22 million for continuing research and preclinical work on Ebola and Marburg viruses, countermeasures for ricin and anthrax toxins, and a new program in dengue virus.

Conference Call

AVI BioPharma has scheduled an investor conference call regarding this announcement, and its current and planned business activities, to be held today, beginning at 11:00 a.m. Eastern Time.

Individuals interested in listening to the conference call may do so by dialing (888) 803-8271 toll free within the U.S. and Canada, or (706) 634-2467 for international callers.  A telephone replay of the conference call will be available for 48 hours beginning November 4 within two hours of the conclusion of the call, by dialing (800) 642-1687 for domestic callers, or (706) 645-9291 for international callers, and entering reservation number 1566153.

The live conference call also will be available to private investors via the Internet at www.avibio.com.  A replay of the call will be available on the company’s Web site for 14 days following the completion of the call.

About AVI BioPharma

AVI BioPharma develops therapeutic products for the treatment of life-threatening diseases using third-generation NEUGENE antisense drugs. AVI’s lead NEUGENE antisense compound is designed to target cell proliferation disorders, including cardiovascular restenosis, cancer and polycystic kidney disease. In addition to targeting specific genes in the body, AVI’s antiviral program uses NEUGENE antisense compounds to combat disease by targeting single-stranded RNA viruses, including West Nile virus, hepatitis C virus, dengue virus and Ebola virus. AVI has introduced a NEUGENE-based exon-skipping technology called ESPRIT therapy. More information about AVI is available on the company’s Web site at http://www.avibio.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, the results of research and development efforts, the results of preclinical and clinical testing, the effect of regulation by the FDA and other agencies, the impact of competitive products, product development, commercialization and technological difficulties, and other risks detailed in the company’s Securities and Exchange Commission filings.

[Tables to Follow]

AVI BioPharma, Inc.

(A Development-Stage Company)

STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenues, from license fees, grants and research contracts	$3,281,805	$9,151	$3,366,314	$144,873

Operating expenses:
Research and development	4,147,201	4,167,209	12,204,260	16,933,067
General and administrative	1,052,244	964,700	3,773,303	3,318,928
	5,199,445	5,131,909	15,977,563	20,251,995

Other income:
Interest income, net	225,169	15,792	486,957	319,682

Net loss	$(1,692,471)	$(5,106,966)	$(12,124,292)	$(19,787,440)
Net loss per share basic and diluted	$(0.04)	$(0.14)	$(0.28)	$(0.55)
Shares used in per share calculations	44,184,293	36,123,790	43,608,789	35,948,473

BALANCE SHEET HIGHLIGHTS

(unaudited)

	September 30,	December 31,
	2005	2004
Cash, cash equivalents and short-term securities	$30,957,411	$19,515,316
Total current assets	31,499,939	20,198,391
Total assets	39,516,477	28,518,631
Total current liabilities	2,522,589	2,249,598
Total shareholders’ equity	$36,993,888	$26,269,033

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